Filed pursuant to Rule 433

Registration No. 333-180984

Issuer Free Writing Prospectus dated May 1, 2012

Relating to Preliminary Prospectus Supplement dated May 1, 2012

Altera Corporation

Pricing Term Sheet

Issuer:	Altera Corporation
Size:	$500,000,000
Maturity:	May 15, 2017
Coupon:	1.750%
Price to Public:	99.847% of face amount
Yield to Maturity:	1.782%
Spread to Benchmark Treasury:	T+ 95 bps
Benchmark Treasury:	UST 0.875% due April 30, 2017
Benchmark Treasury Price and Yield:	100-06 3/4 ; 0.832%
Interest Payment Dates:	May 15 and November 15, commencing November 15, 2012
Optional Redemption	Make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 15 basis points
Change of Control Put	101% of the principal amount plus accrued interest
Settlement:	T+5; May 8, 2012
Ratings*:	Moody’s: A2 (Stable) S&P: A- (Stable)
CUSIP/ ISIN	021441 AD2 / US021441AD24
Joint Book-Running Managers	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Senior Co-Managers	Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc.
Co-Manager	The Williams Capital Group, L.P.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.